Exhibit 10.2

EXECUTION VERSION

PLACEMENT AGENCY AGREEMENT

May 20, 2024

Inhibikase Therapeutics, Inc.

3350 Riverwood Parkway SE, Suite 1900

Atlanta, Georgia 30339

Attn: Milton H. Werner, Ph.D.

President and Chief Executive Officer

This letter (the “Agreement”) constitutes the agreement between Maxim Group LLC, as placement agent (“Maxim”) and Inhibikase Therapeutics, Inc., a Delaware corporation (the “Company”), that the Placement Agent shall serve as the exclusive placement agent for the Company, on a “reasonable best efforts” basis, in connection with the proposed placement (the “Offering”) of the Company’s (i) shares of Common Stock, par value $0.001 per share, (the “Shares”), (ii) pre-funded warrants to purchase shares of Common Stock (the “Pre-Funded Warrants”) and Common Stock purchase warrants to purchase shares of Common Stock (the “Common Warrants,” and collectively with the Shares and Pre-Funded Warrants, the “Securities”) and the inducement of certain existing holders of the warrants to exercise such warrants to purchase shares of the Company’s common stock in exchange for the issuance of additional warrants to purchase shares of the Company’s common stock (the “Inducement”). The Offering and the Inducement are hereinafter referred to as the “Placement.” The Securities actually placed by the Placement Agent are referred to herein as the “Placement Agent Securities.” The terms of the Placement shall be mutually agreed upon by the Company and the purchasers (each, a “Purchaser” and collectively, the “Purchasers”), and nothing herein constitutes that the Placement Agent would have the power or authority to bind the Company or any Purchaser, or an obligation for the Company to issue any Securities or complete the Placement. The Company expressly acknowledges and agrees that the Placement Agents’ obligations hereunder are on a reasonable best efforts basis only and that the execution of this Agreement does not constitute a commitment by the Placement Agent to purchase the Securities and does not ensure the successful placement of the Securities or any portion thereof or the success of the Placement Agent with respect to securing any other financing on behalf of the Company. The Shares, the Pre-Funded Warrants and the Pre-Funded Warrant Shares shall be offered and sold under the Company’s registration statement on Form S-3 (File No. 333-262551), and the Common Warrants and the Common Warrant Shares shall be offered and sold pursuant to an exemption from registration requirements of the Securities Act contained in Section 4(a)(2) thereof and/or Regulation D thereunder as to the Common Warrants and the Common Warrant Shares. The Placement Agent may retain other brokers or dealers to act as sub-agents or selected-dealers on its behalf in connection with the Placement; provided, however, that the Company shall first approve any such sub-agents. Certain affiliates of the Placement Agent may participate in the Placement by purchasing some of the Placement Agent Securities. The sale of Placement Agent Securities to any Purchaser will be evidenced by a securities purchase agreement (the “Purchase Agreement”) between the Company and such Purchaser, in a form reasonably acceptable to the Company and the Purchaser. Capitalized terms that are not otherwise defined herein have the meanings given to such terms in the Purchase Agreement. Prior to the signing of any Purchase Agreement, officers of the Company will be available to answer inquiries from prospective Purchasers.

SECTION 1. REPRESENTATIONS AND WARRANTIES OF THE COMPANY; COVENANTS OF THE COMPANY.

A. Representations of the Company. With respect to the Placement Agent Securities, each of the representations and warranties (together with any related disclosure schedules thereto) and covenants made by the Company to the Purchasers in the Purchase Agreement in connection with the Placement, is hereby incorporated herein by reference into this Agreement (as though fully restated herein) and is, as of the date of this Agreement and as of the Closing Date, hereby made to, and in favor of, the Placement Agent. In addition to the foregoing, the Company represents and warrants that there are no affiliations with any Financial Industry Regulatory Authority (“FINRA”) member firm among the Company’s officers, directors or, to the knowledge of the Company, any five percent (5%) or greater securityholder of the Company, except as set forth in the Purchase Agreement.

B. Covenants of the Company. The Company covenants and agrees to use commercially reasonable efforts in order to continue to retain (i) a firm of independent Public Company Accounting Oversight Board (PCAOB) registered public accountants for a period of at least five (5) years after the Closing Date and (ii) a competent transfer agent with respect to the Common Stock for a period of five (5) years after the Closing Date. From the date hereof until seventy-five (75) days after the Closing Date, without the prior written consent of the Placement Agent, neither the Company nor any Subsidiary shall issue, enter into any agreement to issue or announce the issuance or proposed issuance of any shares of Common Stock or Common Stock Equivalents. From the date hereof until six (6) months after the Closing Date, the Company shall be prohibited from effecting or entering into an agreement to effect any issuance by the Company or any of its subsidiaries of Common Stock or Common Stock Equivalents (or a combination of units thereof) involving a Variable Rate Transaction (as defined in the Purchase Agreement); provided, however, that, after three (3) months following the Closing Date, the issuance of shares of Common Stock in an “at-the-market” facility shall not be deemed a Variable Rate Transaction. Notwithstanding the foregoing, this Section 1.B shall not apply in respect of an Exempt Issuance as defined in the Purchase Agreement.

SECTION 2. REPRESENTATIONS OF THE PLACEMENT AGENT. The Placement Agent represents and warrants that it (i) is a member in good standing of FINRA, (ii) is registered as a broker/dealer under the Exchange Act, (iii) is licensed as a broker/dealer under the laws of the United States of America, applicable to the offers and sales of the Placement Agent Securities by the Placement Agent, (iv) is and will be a corporate body validly existing under the laws of its place of incorporation, and (v) has full power and authority to enter into and perform its obligations under this Agreement. The Placement Agent will immediately notify the Company in writing of any change in its status with respect to subsections (i) through (v) above. The Placement Agent covenants that it will use its reasonable best efforts to conduct the Placement hereunder in compliance with the provisions of this Agreement and the requirements of applicable law.

SECTION 3. COMPENSATION.

A. In consideration of the services to be provided for hereunder, the Company shall pay to the Placement Agent and/or their respective designees a cash fee of six and one half percent (6.5%) of the aggregate gross proceeds raised from the sale of the Placement Agent Securities and the exercise of the warrants in the Inducement at the Closing (the “Cash Fee”). The Company shall not be required to pay the Placement Agent any fees or expenses except for the Cash Fee and the reimbursement of up to $80,000 in the aggregate for out of pocket legal expenses and clearing agent fees and expenses, and the reimbursement of out of pocket expenses of the Placement Agent in connection with marketing the transaction (i.e., tombstones, etc.), with respect to the engagement hereunder. The Placement Agent reserves the right to reduce any item of compensation or adjust the terms thereof as specified herein in the event that a determination shall be made by FINRA to the effect that the Placement Agents’ aggregate compensation is in excess of FINRA Rules or that the terms thereof require adjustment.

B. In the event that there is not a Closing of the Placement, the Company agrees to reimburse the Placement Agent’s expenses up to a maximum of $20,000 (inclusive of any advance paid by the Company to the Placement Agent).

C. If within nine (9) months following the Closing Date, the Company completes any financing of equity, equity-linked, convertible or debt or other capital raising activity with, or receives any proceeds from, any of the investors introduced by the Placement Agent to the Company via telephone call, in person meeting or video call, then the Company will pay, upon the closing of such financing or receipt of such proceeds, a cash fee of seven percent (7.0%) and a warrant fee of four percent (4.0%) of the aggregate gross proceeds raised from such capital raising activity. Such warrants shall have an exercise price of 112.5% of the public offering price of the related offering.

D. Upon the Closing of the Offering, for a period of nine (9) months from the Closing Date, the Company grants the Placement Agent the right of first refusal to act as sole managing underwriter and sole book runner, sole placement agent, or sole sales agent, for any and all future public or private equity or equity-linked or debt (excluding commercial bank debt) offerings, for which the Company retains the service of an underwriter, agent, advisor, finder or other person or entity in connection with such offering during such nine (9) month period of the Company, or any successor to or any subsidiary of the Company. The Company shall not offer to retain any entity or person in connection with any such offering on terms more favorable than terms on which it offers to retain the Placement Agent. Such offer shall be made in writing in order to be effective. The Placement Agent shall notify the Company within five (5) business days of its receipt of the written offer contemplated above as to whether or not it agrees to accept such retention. If the Placement Agent should decline such retention, the Company shall have no further obligations to the Placement Agent with respect to the offering for which it has offered to retain the Placement Agent, except as otherwise provided for herein. The right of first refusal shall not apply to transactions sought or entered into by the

Company with federal or state government agencies, private foundations or strategic partners. Notwithstanding the foregoing, the Company has a right of termination for “Cause,” which includes the Placement Agent’s material failure to provide the services contemplated in this Agreement and the exercise of such right of termination for “Cause” eliminates any obligations with respect to the payment of the right of first refusal. “Cause,” for the purpose of this Agreement, shall mean, as determined by a court of competent jurisdiction, the Placement Agent’s gross negligence, willful misconduct or material breach of this Agreement, after being notified in writing of such conduct, and not curing such alleged conduct within twenty (20) calendar days of notification of such alleged wrongful conduct. Notwithstanding any other provision of this agreement, the Company shall not owe any fee to the Placement Agent with respect to its existing “at-the-market” offering facility.

SECTION 4. INDEMNIFICATION.

A. To the extent permitted by law, with respect to the Placement Agent Securities, the Company will indemnify the Placement Agent and its affiliates, directors, officers, employees, members and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) against all losses, claims, damages, expenses and liabilities, as the same are incurred (including the reasonable fees and expenses of counsel), relating to or arising out of its activities hereunder or pursuant to this Agreement, except to the extent that any losses, claims, damages, expenses or liabilities (or actions in respect thereof) are found in a final judgment (not subject to appeal) by a court of law to have resulted primarily and directly from any Placement Agent’s willful misconduct, bad faith or gross negligence in performing the services described herein.

B. Promptly after receipt by a Placement Agent of notice of any claim or the commencement of any action or proceeding with respect to which such Placement Agent is entitled to indemnity hereunder, the Placement Agent will notify the Company in writing of such claim or of the commencement of such action or proceeding, but failure to so notify the Company shall not relieve the Company from any obligation it may have hereunder, except and only to the extent such failure results in the forfeiture by the Company of substantial rights and defenses. If the Company so elects or is requested by a Placement Agent, the Company will assume the defense of such action or proceeding and will employ counsel reasonably satisfactory to such Placement Agent and will pay the reasonable fees and expenses of such counsel. Notwithstanding the preceding sentence, any Placement Agent will be entitled to employ counsel separate from counsel for the Company and from any other party in such action if counsel for the Placement Agent reasonably determines that it would be conflict of interest under the applicable rules of professional responsibility for the same counsel to represent both the Company and the Placement Agent. In such event, the reasonable fees and disbursements of no more than one such separate counsel will be paid by the Company, in addition to fees of local counsel. The Company will have the right to settle the claim or proceeding provided that the Company will not settle any such claim, action or proceeding without the prior written consent of the Placement Agent, which will not be unreasonably withheld. The Company shall not be liable for any settlement of any action effected without its written consent, which will not be unreasonably withheld.

C. The Company agrees to notify the Placement Agent promptly of the assertion against it or any other person of any claim or the commencement of any action or proceeding relating to a transaction contemplated by this Agreement.

D. If for any reason the foregoing indemnity is unavailable to the Placement Agent or insufficient to hold the Placement Agent harmless, then the Company shall contribute to the amount paid or payable by the Placement Agent as a result of such losses, claims, damages or liabilities in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Placement Agent on the other, but also the relative fault of the Company on the one hand and the Placement Agent on the other that resulted in such losses, claims, damages or liabilities, as well as any relevant equitable considerations. The amounts paid or payable by a party in respect of losses, claims, damages and liabilities referred to above shall be deemed to include any legal or other fees and expenses incurred in defending any litigation, proceeding or other action or claim. Notwithstanding the provisions hereof, a Placement Agent’s share of the liability hereunder shall not be in excess of the amount of fees actually received, or to be received, by such Placement Agent under this Agreement (excluding any amounts received as reimbursement of expenses incurred by the Placement Agent).

E. These indemnification provisions shall remain in full force and effect whether or not the transaction contemplated by this Agreement is completed and shall survive the termination of this Agreement, and shall be in addition to any liability that the Company might otherwise have to any indemnified party under this Agreement or otherwise.

SECTION 5. ENGAGEMENT TERM. The term of the Placement Agent’s exclusive engagement shall expire upon the earlier of (i) the final Closing Date of the Placement and (ii) the date a party terminates the engagement according to the terms set forth in the Engagement Agreement (as hereinafter defined). The date of termination of this Agreement is referred to herein as the “Termination Date.” In the event, however, in the course of the Placement Agents’ performance of due diligence it deems it necessary to terminate the engagement with respect to itself, the Placement Agent may do so prior to the Termination Date. The Company may elect to terminate the engagement hereunder for any reason prior to the Termination Date but will remain responsible for fees and expenses pursuant to Section 3 hereof and fees with respect to the Placement Agent Securities if sold in the Placement. Notwithstanding anything to the contrary contained herein, the provisions concerning the Company’s obligation to pay any fees actually earned pursuant to Section 3 hereof, to pay expenses pursuant to Section 3 hereof, and the provisions concerning confidentiality, indemnification and contribution, and no fiduciary relationship and governing law (including the waiver of the right to trial by jury) contained herein will survive any expiration or termination of this Agreement. If this Agreement is terminated prior to the completion of the Placement, all fees and expenses due to the Placement Agent shall be paid by the Company to the Placement Agent on or before the Termination Date (in the event such fees are earned or owed as of the Termination Date). The Placement Agent agrees not to use any confidential information concerning the Company provided to such Placement Agent by the Company for any purposes other than those contemplated under this Agreement.

SECTION 6. PLACEMENT AGENTS’ INFORMATION. The Company agrees that any information or advice rendered by the Placement Agent in connection with this engagement is for the confidential use of the Company only in their evaluation of the Placement and, except as otherwise required by law, the Company will not disclose or otherwise refer to the advice or information in any manner without the Placement Agents’ prior written consent.

SECTION 7. NO FIDUCIARY RELATIONSHIP. This Agreement does not create, and shall not be construed as creating rights enforceable by any person or entity not a party hereto, except those entitled hereto by virtue of the indemnification provisions hereof. The Company acknowledges and agrees that the Placement Agent is not and shall not be construed as a fiduciary of the Company and shall have no duties or liabilities to the equity holders or the creditors of the Company or any other person by virtue of this Agreement or the retention of the Placement Agent hereunder, all of which are hereby expressly waived.

SECTION 8. CLOSING. The obligations of the Placement Agent, and the closing of the sale of the Placement Agent Securities hereunder are subject to the accuracy, when made and on the Closing Date, of the representations and warranties on the part of the Company contained herein and in the Purchase Agreement, to the performance by the Company of its obligations hereunder and in the Purchase Agreement, and to each of the following additional terms and conditions, except as otherwise disclosed to and acknowledged and waived by the Placement Agent:

A. All corporate proceedings and other legal matters incident to the authorization, form, execution, delivery and validity of each of this Agreement, the Placement Agent Securities, and all other legal matters relating to this Agreement and the transactions contemplated hereby with respect to the Placement Agent Securities shall be reasonably satisfactory in all material respects to the Placement Agent.

B. The Placement Agent shall have received from outside U.S. counsel to the Company each such counsel’s written opinion with respect to the Placement Agent Securities, addressed to the Placement Agent and dated as of the Closing Date, in form and substance reasonably satisfactory to the Placement Agent.

C. The Placement Agent shall have received customary certificates from one or more of the Company’s executive officers, as to the accuracy of the representations and warranties contained in the Purchase Agreement, and a certificate of the Company’s secretary certifying that (i) the Company’s charter documents are true and complete, have not been modified and are in full force and effect; (ii) that the resolutions of the Company’s Board of Directors relating to the Placement are in full force and effect and have not been modified; and (iii) as to the incumbency of the officers of the Company.

D. The Placement Agent shall have received an executed FINRA questionnaire from each of the Company and the Company’s executive officers, directors and holders of at least ten percent (10%) of the Company’s common stock.

E. The Common Stock shall be registered under the Exchange Act and, as of the Closing Date, the Common Stock shall be listed and admitted and authorized for trading on the Trading Market or other applicable U.S. national exchange and reasonably satisfactory evidence of such action shall have been provided to the Placement Agent. The Company shall have taken no action designed to, or likely to have the effect of terminating the registration of the Common Stock under the Exchange Act or delisting or suspending from trading the Common Stock from the Trading Market or other applicable U.S. national exchange, nor has the Company received any information suggesting that the Commission or the Trading Market or other U.S. applicable national exchange is contemplating terminating such registration or listing.

F. No action shall have been taken and no statute, rule, regulation or order shall have been enacted, adopted or issued by any governmental agency or body which would, as of the Closing Date, prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company; and no injunction, restraining order or order of any other nature by any federal or state court of competent jurisdiction shall have been issued as of the Closing Date which would prevent the issuance or sale of the Placement Agent Securities or materially and adversely affect or potentially and adversely affect the business or operations of the Company.

G. The Placement Agent shall have received, and the Company shall have caused to be delivered to the Placement Agent, a letter from CohnReznick LLP (the independent registered public accounting firm of the Company), addressed to the Placement Agent, dated as of the Closing Date, in form and substance satisfactory to the Placement Agent. The letter shall not disclose any change in the condition (financial or other), earnings, operations, business or prospects of the Company from that set forth in the Incorporated Documents or the applicable Prospectus or prospectus supplement, which, in the Placement Agent’s sole judgment, is material and adverse and that makes it, in the Placement Agent’s sole judgment, impracticable or inadvisable to proceed with the Placement of the Securities as contemplated by such Prospectus.

H. The Company shall have entered into a Purchase Agreement with each of the several Purchasers of the Placement Agent Securities and such agreements shall be in full force and effect and shall contain representations, warranties and covenants of the Company as agreed upon between the Company and the Purchasers.

I. FINRA shall have raised no objection to the fairness and reasonableness of the terms and arrangements of this Agreement. In addition, the Company shall, if requested by the Placement Agent, make or authorize Placement Agents’ counsel to make on the Company’s behalf, any filing with the FINRA Corporate Financing Department pursuant to FINRA Rule 2710 with respect to the Placement and pay all filing fees required in connection therewith.

If any of the conditions specified in this Section 8 shall not have been fulfilled when and as required by this Agreement, all obligations of the Placement Agent hereunder may be cancelled by the Placement Agent at, or at any time prior to, the Closing Date. Notice of such cancellation shall be given to the Company in writing or orally. Any such oral notice shall be confirmed promptly thereafter in writing.

SECTION 9. GOVERNING LAW. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed entirely in such State. This Agreement may not be assigned by either party without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective successors and permitted assigns. Any right to trial by jury with respect to any dispute arising under this Agreement or any transaction or conduct in connection herewith is waived. Any dispute arising under this Agreement may be brought into the courts of the State of New York or into the Federal Court located in New York, New York and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of aforesaid courts. Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by delivering a copy thereof via overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. If either party shall commence an action or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

SECTION 10. ENTIRE AGREEMENT/MISCELLANEOUS. This Agreement embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings, relating to the subject matter hereof. Notwithstanding anything herein to the contrary, the Engagement Agreement, dated April 10, 2024 (the “Engagement Agreement”), between the Company and the Placement Agent shall continue to be effective and the terms therein shall continue to survive and be enforceable by the Placement Agent in accordance with its terms, provided that, in the event of a conflict between the terms of the Engagement Agreement and this Agreement, the terms of this Agreement shall prevail. This Agreement may not be amended or otherwise modified or waived except by an instrument in writing signed by the Placement Agent and the Company. The representations, warranties, agreements and covenants contained herein shall survive the Closing Date of the Placement and delivery of the Placement Agent Securities. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or a .pdf format file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

SECTION 11. NOTICES. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is sent to the email address specified on the signature pages attached hereto prior to 6:30 p.m. (New York City time) on a business day, (b) the next business day after the date of transmission, if such notice or communication is sent to the email address on the signature pages attached hereto on a day that is not a business day or later than 6:30 p.m. (New York City time) on any business day, (c) the third business day following the date of mailing, if sent by U.S. internationally recognized air courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages hereto.

SECTION 12. PRESS ANNOUNCEMENTS. The Company agrees that the Placement Agent shall, on and after the Closing Date, have the right to reference the Placement and the Placement Agents’ role in connection therewith in the Placement Agents’ marketing materials and on its website and to place advertisements in financial and other newspapers and journals, in each case at its own expense.

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Please confirm that the foregoing correctly sets forth our agreement by signing and returning to the Placement Agent the enclosed copy of this Agreement.

Very truly yours,

MAXIM GROUP LLC

By:
Name:
Title:

Accepted and Agreed to as of the date first written above:

INHIBIKASE THERAPEUTICS, INC.

By:
Name:	Milton H. Werner, Ph.D.
Title:	President and Chief Executive Officer

Address for notice: Inhibikase Therapeutics, Inc. 3350 Riverwood Parkway SE, Suite 1900 Atlanta, Georgia 30339
Attn: Milton H. Werner, Ph.D., President and Chief Executive Officer

[Signature Page to Placement Agent Agreement]